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                                                                  EXHIBIT 11.2

                          NORTHWEST AIRLINES CORPORATION
             COMPUTATION OF FULLY  DILUTED EARNINGS PER COMMON SHARE

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
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)              Three months ended March 31
                                                                    ---------------------------
                                                                        1997          1996
                                                                    ------------   ------------
Reconciliation of net income applicable to common stockholders:
    Net income before preferred stock requirements                     $  64.6       $  53.4
    Preferred stock requirements                                          (5.0)        (13.0)
    Addback:  Series C Preferred Stock requirements                        0.3           --
                                                                    ------------   ------------
Net income applicable to common stockholders, as adjusted              $  59.9       $  40.4
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Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

    Weighted average number of common shares outstanding             101,394,340     95,694,925(1)


    Weighted average number of shares of Series C Preferred
      Stock assumed to be converted to common stock which
      were outstanding in 1997 and earned by employees
      since August 1, 1993 in 1996                                    10,588,792      9,856,577


    Stock options issued reduced by the number of
      shares which could have been purchased with
      the proceeds from exercise of such options                       2,219,872      2,729,927
                                                                    ------------   ------------

    Weighted average number of common shares
      outstanding, as adjusted                                       114,203,004    108,281,429
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Earnings per common share assuming full dilution                       $  .52        $  .37
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(1) Includes the weighted average number of common shares earned by employees since August 1, 1993 due to the February 1994 exercise of the Series C
Preferred Stock special conversion option.